UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 27, 2007
Artes Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0870808

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)
5870 Pacific Center Boulevard
San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 550-9999
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO Compensation
On March 27, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Artes Medical, Inc. (the “Company”) finalized the 2007 compensation package for Diane S. Goostree, the Company’s Chief Executive Officer and President. The Committee set Ms. Goostree’s annual salary at $325,000 for fiscal year 2007. The Committee also issued Ms. Goostree a stock option (the “Option”) under the Company’s 2006 Equity Incentive Plan to purchase up to 300,000 shares of common stock at an exercise price of $9.96 per share.
To align Ms. Goostree’s compensation with the long term interests of the Company’s stockholders, the shares under the Option will vest as follows:
•	100,000 shares will vest over the next 48 months based upon Ms. Goostree’s continued service to the Company as its Chief Executive Officer and President, with Ms. Goostree obtaining a vested interest in 2,083 shares for each month of continued service;

•	50,000 shares will vest based upon the Company’s achievement of certain financial performance targets set in its 2007 operating plan;

•	50,000 shares will vest based upon the Company’s achievement of certain financial performance targets set in its 2008 operating plan;

•	50,000 shares will vest based upon the Company’s achievement of certain financial performance targets set in its 2009 operating plan; and

•	50,000 shares will vest based upon the Company’s achievement of certain financial performance targets set in its 2010 operating plan.
Ms. Goostree must be serving as the Company’s Chief Executive Officer and President at the end of a fiscal year in order to be eligible to vest in those shares subject to vesting during the applicable fiscal year based on the Company’s financial performance. The Board of Directors will be responsible on an annual basis for establishing the financial performance targets for each of the 2007, 2008, 2009 and 2010 operating plans for purposes of the Option, including any adjustment to the financial performance targets to account for significant changes in the Company’s business or strategy.
The Option has a term of ten years. Any unvested shares under the Option will automatically vest in the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Plan is assumed, converted or replaced by the successor corporation), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.
Cash Performance Bonuses
On March 27, 2007, the Committee also approved the following cash performance bonuses to the Company’s principal executive officer, principal financial officer and named executive officers for services provided by such executives through the end of fiscal year 2006:

Name	Title	Bonus Amount
Christopher J. Reinhard	Executive Chairman	$50,000
Diane S. Goostree	Chief Executive Officer and President	$100,000
Peter C. Wulff	Chief Financial Officer and Executive Vice President	$75,000
Adelbert L. Stagg, Ph.D.	Vice President — Regulatory Affairs and Quality	$60,000
Larry J. Braga	Vice President — Manufacturing	$60,000

The bonus payments were based on an assessment by the Committee of the Company’s achievement of certain corporate performance objectives approved by the Board of Directors for fiscal year 2006, which objectives included (a) obtaining final FDA approval for the Company’s non-resorbable aesthetic implant, ArteFill®, (b) preparing for the commercial launch of ArteFill, (c) fundraising to support the Company’s operations and (d) completing the Company’s initial public offering, as well as each executive’s respective performance objectives during fiscal year 2006. The Company expects to pay these bonuses on or about April 9, 2007.
The Company’s executives had not previously received any cash performance bonuses for their services to the Company during fiscal year 2006. As disclosed in the Company’s registration statement (No. 333-134086) filed in connection with its initial public offering, the Board of Directors approved a performance bonus pool in March 2006 for service performed by the Company’s executives and employees during fiscal year 2006. Accordingly, the Company previously recorded an accrual in fiscal year 2006 for the proposed performance bonus pool.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: April 2, 2007

Artes Medical, Inc.
By:	/s/ Karla R. Kelly
Karla R. Kelly
Chief Legal Officer, General Counsel and Corporate Secretary